PRESS RELEASE


Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000


FOR IMMEDIATE RELEASE
November 14, 2001


Landmark Bancorp, Inc. Announces Fiscal 2001
Earnings and
Declares Cash Dividend and Stock Dividend


	(Manhattan, KS November 14, 2001)
Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported record net earnings for the fiscal year ended September 30, 2001 of $2.5 million, an increase of 4%, compared to net earnings of $2.4 million for the year ended September 30, 2000, according to Patrick L. Alexander, President and
Chief Executive Officer. Net earnings before a change in accounting principle for the year ended
September 30, 2001 were $2.7 million, an increase of 13%, compared to $2.4 million for the comparable period of 2000. Diluted earnings per share for the year ended September 30, 2001 was $2.18 versus $2.04 for the year ended September
30, 2000. Diluted earnings per share before change in accounting principle for the year ended September
30, 2001 was $2.37 versus $2.04 for the year ended
September 30, 2000.

Net earnings for the three months ended
September 30, 2001 were $640,307, a decrease of 18%, compared to net earnings of $780,899 for the comparable period of 2000. Diluted earnings per share for the three months ended September 30, 2001 was $0.55 versus $0.67 for the comparable period of 2000. Return on average equity for 2001 was 10.17%. The annualized return on average equity for the fourth quarter of 2001 was 9.87%.

The company also announced its board of
directors declared a cash dividend of 15 cents per share to shareholders of record as of November 21, 2001, payable November 30, 2001. In addition, the board of directors declared a 5% stock dividend to shareholders of record as of December 14, 2001, payable December 24, 2001.




	Alexander remarked, "We continue to be
extremely excited about the October 9, 2001 merger of Landmark Bancshares, Inc. and MNB
Bancshares, Inc.  The combination of Landmark and
MNB is providing our customers greater resources, products, and capacity by combining the strengths and geographical diversification of both companies.
We expect that the commercial and consumer lending talents of the combined organization will facilitate our efforts to diversify the loan portfolio and profitably employ the liquidity position we currently have. We expect the resulting increase in asset size and cost savings from our merger to improve profitability and enhance our stockholders' value."

"Our net earnings increased $107 thousand in fiscal year 2001 to $2.5 million compared to $2.4 million in fiscal year 2000," continued Alexander.
"Fourth quarter net earnings decreased $141 thousand from last year's comparable quarter.
Much of this increase was the result of gains taken on the sale of loans and investments as we worked to reposition the balance sheet to reduce our interest rate risk exposure. These gains were partially offset by a decrease of $472 thousand in net interest income, which resulted partially from the sale of long term fixed rate residential loans and mortgage pools. Additionally contributing to this decrease was a reduction in investment income as securities issuers exercised their callable options on investment securities, further reducing our investment portfolio and investment income. Callable securities have now been reduced to an insignificant portion of our investment portfolio. We do not expect to expand callable securities to comprise a significant percentage of our investment portfolio going forward. We also will not anticipate long term fixed rate residential loans originated to be retained in our loan portfolio in the future. These cash inflows allowed us to pay off a considerable amount of short term Federal Home Loan Bank advances which further reduced the Company's interest rate risk position. We feel that this restructuring of the balance sheet properly positions us to take advantage of future opportunities. Going forward, the goal of our lending staff will be to create a more diversified loan portfolio that will enhance our interest margins without undue interest rate risk exposure. We feel that is particularly important in this low interest rate environment."

	Net interest income before provision for loan losses decreased $116 thousand, or 7%, to $1.6 million for the quarter ended September 30, 2001 compared to the same period in 2000. The fiscal
2001 provision for loan losses decreased $147 thousand compared to the prior fiscal year, resulting from the sale of long-term fixed rate residential loans as part of the balance sheet restructuring and general reduction in loans receivable of $48 million in comparing September 30, 2001 to September 30,
2000. Non-interest income was $853 thousand for the quarter ended September 30, 2001 compared to $275 thousand for the same period in 2000.
Contributing to this increase were increases in gains on sales of investments of $505 thousand and gains on sale of loans of $140 thousand. Non-interest expense increased $135 thousand, or 13%, for the fourth quarter of fiscal 2001 compared to the same period in fiscal 2000 resulting from increased expenses for compensation and benefits.

	Net interest income before provision for loan losses decreased $472 thousand, or 7%, to $6.5 million for the year ended September 30, 2001 compared to the prior fiscal year. The majority of this decrease was attributable to the sale of long-term fixed rate mortgages and a decrease of income from investments partially offset by lower interest expense paid. Non-interest income increased to $2.4 million for the year ended September 30, 2001 compared to $977 thousand for the year ended
September 30, 2000, as gains on sale of loans in 2001 increased $582 thousand and gains on the sales of investments increased $947 thousand over the comparable period in 2000. Non-interest expense increased to $4.3 million, compared to $4.1 million in 2000, or by 5%, resulting from increased expenses for compensation and benefits.

	Landmark Bancorp, Inc. is the holding
company for Landmark National Bank.  Landmark
National Bank has branches in Manhattan (2),
Auburn, Dodge City (2), Garden City, Great Bend,
Hoisington, LaCrosse, Osage City, Topeka and
Wamego, Kansas and a loan production office in Overland Park, Kansas.

	Financial highlights for Landmark Bancorp,
Inc. are attached.  In conjunction with the October
9, 2001 merger, Landmark Bancorp, Inc. will change its fiscal year end from September 30 to December 31. Accordingly, the quarter ended
December 31, 2001 will be reported as a transition period with Landmark Bancorp, Inc.'s initial twelve month fiscal year end concluding on December 31, 2002.

	Forward Looking Statements. This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about the factors, please review our filings with the Securities and Exchange
Commission.